Exhibit 2.1

AMENDMENT NO. 2 TO THE BUSINESS COMBINATION AGREEMENT

This Amendment No. 2 (this “Amendment”) to the Business Combination Agreement (as defined below) is entered into as of January 28, 2025, by and between Plum Acquisition Corp. III, a Cayman Islands exempted company (“SPAC”), and Tactical Resources Corp., a corporation formed under the Laws of the Province of British Columbia (the “Company”).

WHEREAS, on August 22, 2024, SPAC, the Company, Plum III Amalco Corp., a corporation formed under the Laws of the Province of British Columbia and a direct, wholly owned Subsidiary of SPAC, and Plum III Merger Corp., a corporation formed under the Laws of the Province of British Columbia, entered into that certain business combination agreement (the “Original Business Combination Agreement”);

WHEREAS, on December 10, 2024, SPAC and the Company entered into that certain Amendment No. 1 to the Business Combination Agreement (the “First Amendment” and the Original Business Combination Agreement, as amended by the First Amendment, the “Business Combination Agreement”);

WHEREAS, pursuant to Section 11.11 of the Business Combination Agreement, the Business Combination Agreement may be amended or modified at any time, in whole or in part, only by a duly authorized agreement in writing executed by SPAC and the Company; and

WHEREAS, SPAC and the Company desire to amend the Business Combination Agreement as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.	Amendments to the Business Combination Agreement.

a.	The following amendments are hereby made to Section 1.01 of the Business Combination Agreement:

i.	The definition of “Company Convertible Debenture” is deleted in its entirety and replaced with the following definition:

““Company Convertible Debentures” means, collectively, (a) the May 2024 Convertible Debenture, (b) the January 2025 Convertible Debentures and (c) any other convertible debentures issued by the Company from time to time (to the extent permitted pursuant to this Agreement).”

ii.	The following definitions are added in alphabetical order:

““January 2025 Convertible Debentures” means those certain 10.0% Unsecured Convertible Debentures issued by the Company, dated as of January 21, 2025.

“May 2024 Convertible Debenture” means that certain 10.0% Unsecured Convertible Debenture issued by the Company, dated as of May 17, 2024.”

iii.	Clause (a) of the definition of “Aggregate Exercise Price” is deleted in its entirety and replaced with the following:

“(a) the conversion of the Company Convertible Debentures in accordance with their respective terms and”.

b.	Section 3.05(e) of the Business Combination Agreement is hereby amended by deleting the phrase “Company Convertible Debenture” and replacing it with the phrase “May 2024 Convertible Debenture”.

c.	Clause (C) of Section 6.01(a)(xii) of the Business Combination Agreement is hereby deleted in its entirety and replaced with the following:

“(C) issuances of Company Common Shares or Company Warrants upon full or partial exercise of any of the Company Convertible Debentures,”.

d.	The phrase “Company Convertible Debenture” is hereby deleted and replaced with the phrase “Company Convertible Debentures” in each instance in which it appears in the following Sections of the Business Combination Agreement: (i) the definitions of “Company Securities” and “Fully-Diluted Company Shares” in Section 1.01; (ii) Section 2.10(b)(vii); (iii) Section 2.10(b)(viii); and (iv) Section 3.03(e).

e.	The following amendments are hereby made to Exhibit A to the Business Combination Agreement:

i.	The definition of “Company Convertible Debenture” in Section 1.1(t) is deleted in its entirety and replaced with the following definition:

““Company Convertible Debentures” means, collectively, (a) that certain 10.0% Unsecured Convertible Debenture issued by the Company, dated as of May 17, 2024, (b) those certain 10.0% Unsecured Convertible Debentures issued by the Company, dated as of January 21, 2025, and (c) any other convertible debentures issued by the Company from time to time (to the extent permitted pursuant to the Business Combination Agreement).”

ii.	The phrase “Company Convertible Debenture” is hereby deleted and replaced with the phrase “Company Convertible Debentures” in (A) the definition of “Company Securities” in Section 1.1(y) and (B) Section 2.3(2)(d)(v).

2.	Capitalized Terms. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Business Combination Agreement.

3.	Effect of Amendment. This Amendment shall be effective as of the date hereof and shall be integrated into and form part of the Business Combination Agreement upon execution. After giving effect to this Amendment, each reference in the Business Combination Agreement to “this Agreement”, “hereof”, “hereunder” or words of like import referring to the Business Combination Agreement shall refer to the Business Combination Agreement as amended by this Amendment, and all references in the Ancillary Agreements to “the Business Combination Agreement”, “the Agreement” or words of like import referring to the Business Combination Agreement shall refer to the Business Combination Agreement as amended by this Amendment. Notwithstanding the foregoing, all references in the Business Combination Agreement or the Disclosure Schedules to “the date hereof” or “the date of this Agreement”, or in the Business Combination Agreement or any of the Ancillary Agreements to “the date of the Business Combination Agreement”, “the date of the Agreement” or words of like import, shall (except to the extent any such references are amended (or amended and restated) pursuant to the terms of this Amendment) refer to August 22, 2024, and all references in the Business Combination Agreement to “prior to the date of this Agreement” or words of like import shall mean before the Business Combination Agreement was executed on August 22, 2024. All terms and conditions of the Business Combination Agreement shall remain unchanged except as specifically modified in this Amendment. Where the terms of the Business Combination Agreement conflict with those of this Amendment, however, the terms of this Amendment shall control.

4.	Entire Agreement. This Amendment (together with the Business Combination Agreement) constitutes the entire agreement between the Parties in respect of the subject matter contained herein and therein and supersedes any other Contracts, whether written or oral, that may have been made or entered into by or between any of the Parties or any of their respective Affiliates relating to the subject matter contained herein or therein.

5.	Miscellaneous. The provisions of Sections 11.02 (Waiver), 11.03 (Notices), 11.04 (Assignment), 11.05 (Rights of Third Parties), 11.06(a) (Expenses), 11.07 (Governing Law), 11.08 (Headings; Counterparts), 11.11 (Amendments), 11.13 (Severability), 11.14 (Jurisdiction; WAIVER OF JURY TRIAL), 11.15 (Enforcement) and 11.16 (Non-Recourse) of the Business Combination Agreement shall, to the extent not already set forth in this Amendment, apply mutatis mutandis to this Amendment, and to the Business Combination Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms as modified hereby.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date first written above.

SPAC:

PLUM ACQUISITION CORP. III

By:	/s/ Kanishka Roy
Name:	Kanishka Roy
Title:	President and Chief Executive Officer

COMPANY:

TACTICAL RESOURCES CORP.

By:	/s/ Ranjeet Sundher
Name:	Ranjeet Sundher
Title:	Chief Executive Officer

[Signature Page to Amendment No. 2 to Business Combination Agreement]